As filed with the Securities and Exchange Commission on October 29, 2003
Registration No. 333-108301

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Myogen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	84-1348020
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7575 West 103rd Avenue, Suite 102

Westminster, CO 80021
(303) 410-6666
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. William Freytag, Ph.D.

President, Chief Executive Officer and Chairman
Myogen, Inc.
7575 West 103rd Avenue, Suite 102
Westminster, CO 80021
(303) 410-6666
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James C.T. Linfield, Esq. Brent D. Fassett, Esq. Cooley Godward LLP 380 Interlocken Crescent, Suite 900 Broomfield, CO 80021-8023 (720) 566-4000	Gerald S. Tanenbaum, Esq. Geoffrey E. Liebmann, Esq. Cahill Gordon & Reindel LLP 80 Pine Street, 17th Floor New York, NY 10005 (212) 701-3000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
	Aggregate Offering	Amount of
Title of Securities to be Registered	Price(1)(2)	Registration Fee(3)

Common Stock, $0.001 par value	$86,250,000	$6,977.63

(1)	Includes shares that the underwriters have the option to purchase solely to cover over-allotments, if any.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o).

(3)	Previously paid.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      The purpose of this Amendment No. 4 is solely to file certain exhibits to the Registration Statement as set forth below in Item 16(a) of Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by the registrant in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee	$6,977.63
NASD filing fee	9,125.00
Nasdaq National Market listing fee	100,000.00
Blue Sky fees and expenses	5,000.00
Printing and engraving expenses	250,000.00
Legal fees and expenses	650,000.00
Accounting fees and expenses	400,000.00
Transfer agent and registrar fees	10,000.00
Miscellaneous expenses	68,897.37

Total	$1,500,000.00

Item 14.	Indemnification of Directors and Officers.

      Under Section 145 of the General Corporation Law of Delaware (the “Delaware Law”), we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

      Our certificate of incorporation and bylaws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware Law and (ii) require us to indemnify our directors and executive officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and executive officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to our best interests or the best interests of our stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to us or our stockholders when the director was aware or should have been aware of a risk of serious injury to us or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to us or our stockholders, for improper transactions between the director and us and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

      We have entered into indemnity agreements with our directors and certain of our executive officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was one of our directors or executive officers, provided that such person’s conduct was not knowingly fraudulent or deliberately dishonest or constituted willful misconduct. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

      At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any executive officer or director.

      We intend to obtain an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15.	Recent Sales of Unregistered Securities.

      Described below is information regarding all securities that have been issued by Myogen during the past three years. The information reflects the assumed one-for-five reverse split of our common stock and conversion of our preferred stock to be effected by us prior to the closing of the offering to which this registration statement relates.

      On various dates between January 1, 2000 and September 30, 2003, we authorized the grant of stock options to employees, consultants, directors and officers to purchase 2,893,278 shares of our common stock at exercise prices ranging from $1.15 to $7.50 per share. The Company relied on the exemption provided by Rule 701 of the Securities Act.

      Between May 1998 and November 1998, we issued an aggregate of 6,035,000 shares of our Series A preferred stock (which will convert into 1,206,998 shares of common stock upon the closing of this offering) at a price of $1.00 per share to certain accredited investors for net cash proceeds in the amount of $5,967,394 and services valued at $35,000. The Company relied on the exemption from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

      In March 2000, we issued an aggregate of 803,606 shares of our Series B preferred stock (which will convert into 160,713 shares of common stock upon the closing of this offering) at a price per share of $1.375 to certain accredited investors in exchange for certain intellectual property. In connection with this offering we also issued warrants to purchase an aggregate of 35,000 shares of our common stock at an exercise price of $0.5 per share. These warrants expired in March 2002 and all of the 35,000 shares of our common stock issuable thereunder were purchased upon exercise of such warrants on dates prior to their expiration. The Company relied on the exemption from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

      In November 1999 and December 1999, we issued an aggregate of 13,090,910 shares of our Series C preferred stock (which will convert into 2,618,175 shares of common stock upon the closing of this offering) to certain accredited investors for net cash proceeds in the amount of $17,941,567. The Company relied on the exemption from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

      In January 2000, we issued a warrant to purchase 9,090 shares of our Series C preferred stock (which will convert into 1,818 shares of our common stock upon the closing of this offering) at an exercise price of $1.375 per share to one lender. The warrant is currently exercisable in whole or in part and shall terminate on January 26, 2010. The Company relied on the exemption from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof.

      Between August 2001 and December 2001, we issued an aggregate of 49,000,696 shares of our Series D preferred stock (which will convert into 9,800,125 shares of common stock upon the closing of this offering) to certain accredited investors for net cash proceeds in the amount of $63,307,255. J.P. Morgan Securities Inc. acted as placement agent for the Company’s Series D preferred stock financing and received 675,608 of these shares of Series D preferred stock (which will convert into 135,121 shares of common stock upon the closing of this offering) as partial consideration for its services. The Company relied on the exemption from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

      In December 2002, we issued warrants to purchase an aggregate of 327,273 shares of our Series D preferred stock (which will convert into 65,453 shares of our common stock upon the closing of this offering) at an exercise price of $1.375 per share to two lenders. The warrants are currently exercisable in whole or in part and shall terminate on through the later of December 6, 2012 or five years after the closing of this offering. The Company relied on the exemption from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

      In August 2003, we issued an aggregate of 29,090,908 shares of our Series D preferred stock (which will convert into 5,818,175 shares of common stock upon the closing of this offering) to certain accredited investors for cash net proceeds in the amount of approximately $39,900,000. The Company relied on the exemption from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

      Except as otherwise described above, there were no underwriters employed in connection with any of the transactions set forth in Item 15, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof and Regulation D promulgated thereunder or Rule 701.

      The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view for distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about Myogen.

Item 16.	Exhibits and financial statement schedules.

      (a) Exhibits.

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement.
3	.1*	Restated Certificate of Incorporation, dated August 26, 2003, currently in effect.
3	.2*	Bylaws, as amended, currently in effect.
3	.3*	Form of Certificate of Amendment of Restated Certificate of Incorporation, to be filed and become effective immediately prior to the closing of this offering.
3	.4*	Form of Restated Certificate of Incorporation, to be filed and become effective upon the closing of this offering.
3	.5*	Amended and Restated Bylaws, to become effective upon the closing of this offering.
4.1		Reference is made to Exhibits 3.1 through 3.5.
4	.2*	Specimen Stock Certificate.
5	.1*	Opinion of Cooley Godward LLP regarding legality of securities being issued.
10	.1*	2003 Equity Incentive Plan of the Company, Form of Grant Notice and Form of Stock Option Agreement.
10	.2*	2003 Employee Stock Purchase Plan of the Company.
10	.3*	Series A Preferred Stock Purchase Agreement, dated May 21, 1998 between Myogen and the parties named therein.

Exhibit
Number		Description

10	.4*	Series B Preferred Stock Purchase Agreement, dated March 16, 2000 between Myogen and the parties named therein.
10	.5*	Series C Preferred Stock Purchase Agreement, dated November 23, 1999, as amended on December 8, 1999 between Myogen and the parties named therein.
10	.6*	Series D Preferred Stock Purchase Agreement, dated August 21, 2001, as amended on November 2, 2001 and December 27, 2001, between Myogen and the parties named therein.
10	.7*	Series D Preferred Stock Purchase Agreement, dated August 27, 2003, between Myogen and the parties named therein.
10	.8*	Third Amended and Restated Investor Rights Agreement, dated August 21, 2001, as amended on August 27, 2003, between Myogen and certain of our stockholders.
10	.9*	Third Amended and Restated Stockholders Agreement, dated August 21, 2001, as amended on December 27, 2001, between Myogen and certain of our stockholders.
10	.10*	Form of Employment Agreement entered into between Myogen and certain of its executives, including reference schedule.
10	.11*	Form of Indemnification Agreement entered into by each of Myogen’s Executive Officers and Directors.
10	.12*	Lease Agreement between the Company and Church Ranch Business Center, LLC, dated January 1, 2002.
10	.13*	Warrant to purchase shares of Series C preferred stock issued to Silicon Valley Bank, dated January 26, 2000.
10	.14*	Venture Loan and Security Agreement by and among GATX Ventures, Inc., Silicon Valley Bank and the Company, dated December 6, 2002.
10	.15*	Warrant to purchase shares of Series D preferred stock issued to GATX Ventures, Inc., dated December 6, 2002.
10	.16*	Warrant to purchase shares of Series D preferred stock issued to Silicon Valley Bank, dated December 6, 2002.
10	.17†	License Agreement between Hoechst Marion Roussel, Inc. and the Company, dated October 1, 1998, as amended November 23, 1999 and June 2, 2003.
10	.18*†	License Agreement between Abbott Deutschland Holding GmbH and the Company, dated October 8, 2001.
10	.19*†	Intellectual Property License Agreement between the University Technology Corporation and the Company, dated September 1, 1998, as amended January 26, 2001 and November 12, 2002.
10	.20*†	Materials Transfer Agreement between the Regents of the University of Colorado and the Company, dated September 4, 1998, as amended January 4, 2001.
10	.21†	Patent and Technology License Agreement between the Board of Regents of The University Of Texas System and the Company, dated December 1, 1999, as amended July 7, 2000 and December 20, 2001.
10	.22*†	Exclusive Patent And Technology License Agreement between the Board of Regents of The University of Texas System and the Company, dated January 1, 2002.
10	.23*†	License Agreement between Abbott Laboratories and the Company, dated June 30, 2003.
10	.24*†	Collaboration and Option Agreement between Novartis Institutes for BioMedical Research, Inc. and the Company, dated October 8, 2003.
10	.25*†	Form of License, Development and Commercialization Agreement between Novartis Institutes for BioMedical Research, Inc. and the Company.

Exhibit
Number		Description

10	.26*†	Materials Transfer Agreement between the Regents of the University of Colorado and the Company, dated September 12, 2003.
21	.1*	List of Subsidiaries.
23.1		Consent of PricewaterhouseCoopers LLP.
23	.2*	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24	.1*	Powers of Attorney.

*	Previously filed.

†	Myogen is applying for confidential treatment with respect to portions of this agreement. Omitted portions have been filed separately with the Securities and Exchange Commission.

      (b) Financial statement schedules.

      No financial statement schedules are provided, because the information called for is not required or is shown either in the consolidated financial statements or the notes thereto.

Item 17.	Undertakings.

      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westminster, State of Colorado, on October 29, 2003.

MYOGEN, INC.

By:	/s/ J. WILLIAM FREYTAG

J. William Freytag
President, Chief Executive Officer and Chairman

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ J. WILLIAM FREYTAG J. William Freytag		President, Chief Executive Officer and Chairman (Principal Executive Officer)	October 29, 2003

* Joseph L. Turner		Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	October 29, 2003

* Michael R. Bristow		Chief Science and Medical Officer and Director	October 29, 2003

* Rodney A. Ferguson		Director	October 29, 2003

* Jerry T. Jackson		Director	October 29, 2003

* Daniel J. Mitchell		Director	October 29, 2003

* Arnold L. Oronsky		Director	October 29, 2003

* Andrew N. Schiff		Director	October 29, 2003

* Sigrid Van Bladel		Director	October 29, 2003

*By:	/s/ J. WILLIAM FREYTAG J. William Freytag Attorney-in-Fact		October 29, 2003

EXHIBITS

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement.
3	.1*	Restated Certificate of Incorporation, dated August 26, 2003, currently in effect.
3	.2*	Bylaws, as amended, currently in effect.
3	.3*	Form of Certificate of Amendment of Restated Certificate of Incorporation, to be filed and become effective immediately prior to the closing of this offering.
3	.4*	Form of Restated Certificate of Incorporation, to be filed and become effective upon the closing of this offering.
3	.5*	Amended and Restated Bylaws, to become effective upon the closing of this offering.
4.1		Reference is made to Exhibits 3.1 through 3.5.
4	.2*	Specimen Stock Certificate.
5	.1*	Opinion of Cooley Godward LLP regarding legality of securities being issued.
10	.1*	2003 Equity Incentive Plan of the Company, Form of Grant Notice and Form of Stock Option Agreement.
10	.2*	2003 Employee Stock Purchase Plan of the Company.
10	.3*	Series A Preferred Stock Purchase Agreement, dated May 21, 1998 between Myogen and the parties named therein.
10	.4*	Series B Preferred Stock Purchase Agreement, dated March 16, 2000 between Myogen and the parties named therein.
10	.5*	Series C Preferred Stock Purchase Agreement, dated November 23, 1999, as amended on December 8, 1999 between Myogen and the parties named therein.
10	.6*	Series D Preferred Stock Purchase Agreement, dated August 21, 2001, as amended on November 2, 2001 and December 27, 2001, between Myogen and the parties named therein.
10	.7*	Series D Preferred Stock Purchase Agreement, dated August 27, 2003, between Myogen and the parties named therein.
10	.8*	Third Amended and Restated Investor Rights Agreement, dated August 21, 2001, as amended on August 27, 2003, between Myogen and certain of our stockholders.
10	.9*	Third Amended and Restated Stockholders Agreement, dated August 21, 2001, as amended on December 27, 2001, between Myogen and certain of our stockholders.
10	.10*	Form of Employment Agreement entered into between Myogen and certain of its executives, including reference schedule.
10	.11*	Form of Indemnification Agreement entered into by each of Myogen’s Executive Officers and Directors.
10	.12*	Lease Agreement between the Company and Church Ranch Business Center, LLC, dated January 1, 2002.
10	.13*	Warrant to purchase shares of Series C preferred stock issued to Silicon Valley Bank, dated January 26, 2000.
10	.14*	Venture Loan and Security Agreement by and among GATX Ventures, Inc., Silicon Valley Bank and the Company, dated December 6, 2002.
10	.15*	Warrant to purchase shares of Series D preferred stock issued to GATX Ventures, Inc., dated December 6, 2002.
10	.16*	Warrant to purchase shares of Series D preferred stock issued to Silicon Valley Bank, dated December 6, 2002.

Exhibit
Number		Description

10	.17†	License Agreement between Hoechst Marion Roussel, Inc. and the Company, dated October 1, 1998, as amended November 23, 1999 and June 2, 2003.
10	.18*†	License Agreement between Abbott Deutschland Holding GmbH and the Company, dated October 8, 2001.
10	.19*†	Intellectual Property License Agreement between the University Technology Corporation and the Company, dated September 1, 1998, as amended January 26, 2001 and November 12, 2002.
10	.20*†	Materials Transfer Agreement between the Regents of the University of Colorado and the Company, dated September 4, 1998, as amended January 4, 2001.
10	.21†	Patent and Technology License Agreement between the Board of Regents of The University Of Texas System and the Company, dated December 1, 1999, as amended July 7, 2000 and December 20, 2001.
10	.22*†	Exclusive Patent And Technology License Agreement between the Board of Regents of The University of Texas System and the Company, dated January 1, 2002.
10	.23*†	License Agreement between Abbott Laboratories and the Company, dated June 30, 2003.
10	.24*†	Collaboration and Option Agreement between Novartis Institutes for BioMedical Research, Inc. and the Company, dated October 8, 2003.
10	.25*†	Form of License, Development and Commercialization Agreement between Novartis Institutes for BioMedical Research, Inc. and the Company.
10	.26*†	Materials Transfer Agreement between the Regents of the University of Colorado and the Company, dated September 12, 2003.
21	.1*	List of Subsidiaries.
23.1		Consent of PricewaterhouseCoopers LLP.
23	.2*	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24	.1*	Powers of Attorney.

*	Previously filed.

†	Myogen is applying for confidential treatment with respect to portions of this agreement. Omitted portions have been filed separately with the Securities and Exchange Commission.